Exhibit 99.3

USE OF PROCEEDS

The net proceeds to us from the sale of the Debentures, after deducting estimated offering expenses and the initial purchasers’ commissions, are estimated to be approximately $             million.

We intend to use the net proceeds from this offering, together with borrowings of approximately $             under our 2004 Credit Facility, as follows:

Sources		Uses
(in millions)		(in millions)
Debentures Offered Hereby	350	Repayment of Existing Revolving Credit Facility	135
2004 Credit Facility(1)	49	Refinance Series A, Series B and Series C Senior Notes	241
		Estimated Fees and Expenses	23

Total Sources	399	Total Uses	399

(1)	The 2004 Credit Facility is expected to provide up to $400 million in revolving credit, all of which will be available for issuance of letters of credit and which will include a $20 million swingline subfacility. Our borrowings under the 2004 Credit Facility are limited to $150 million until we deliver to Bank of America N.A., as administrative agent, our audited financial statements for the fiscal year ending December 31, 2004 and file our Form 10-K for that fiscal year, provided that we do so within 120 days of the end of the fiscal year.

The above amounts assume the offering is completed as of December     , 2004. Interest on our Series A Senior Notes, Series B Senior Notes and Series C Senior Notes accrues (effective upon our recent ratings downgrade) at an annual rate of 6.95%, 7.43% and 7.71%, respectively. Interest on borrowings under our existing revolving credit facility is determined, at our option, based on the prime rate or the LIBOR rate plus a margin ranging from 0.875% to 1.625%. The actual amounts to be repaid under our Series A Senior Notes, Series B Senior Notes and Series C Senior Notes and revolving credit facility will be affected by the amount of interest accrued and unpaid after                     , 2004 and additional borrowings under our revolving credit facility after                     , 2004.

In addition, we may incur additional borrowings under the 2004 Credit Facility to pay, among other things, cash restructuring expenses of approximately $20.0 million in connection with the restructuring transactions described in “Recent Developments—Restructuring Plans” and to pay approximately $20.0-$30.0 million to KPMG LLP for the sale and transfer of certain capital assets under our transition services agreement as described in “Recent Developments—Liquidity and Capital Resources.” We also expect to use approximately $187 million of letters of credit under the 2004 Credit Facility primarily in connection with current and future performance bonds.